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                                                                    EXHIBIT 23.1

Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-____) and related Prospectus of Key3Media Group, Inc. for the registration of debt securities, shares of its common stock, shares of its preferred stock, warrants, and depositary shares with an aggregate price not to exceed $375,000,000 and to the incorporation by reference therein of our report dated February 23, 2001, with respect to the consolidated financial statements and schedule of Key3Media Group, Inc. at December 31, 2000 and for the year then ended included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


                                            /s/ Ernst & Young LLP


Los Angeles, California
April 10, 2001